UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CORESITE REALTY CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This proxy statement supplement (the “Proxy Supplement”) updates the proxy statement (the “Proxy Statement”) filed by CoreSite Realty Corporation (the “Company”) with the Securities and Exchange Commission on April 5, 2012. This Proxy Supplement specifically updates the biographical information for J. David Thompson on pages 6 and 7 of the Proxy Statement. Since the original filing of the Proxy Statement, the Company became aware that Mr. Thompson resigned as Group President of the Symantec Services Group and Chief Information Officer of Symantec Corporation to take a position as Executive Vice President and Chief Information Officer of The Western Union Company. Except as updated by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged.

J. David Thompson Biographical Information—Pages 6 and 7 of the Proxy Statement

J. David Thompson has served as a director since September 2010. Mr. Thompson is currently Executive Vice President and Chief Information Officer of The Western Union Company, a global payment services company. From 2006 to April 2012, Mr. Thompson was Group President of the Symantec Services Group and Chief Information Officer of Symantec Corporation, a global provider of security, storage, and systems management solutions. From 2004 to 2006, Mr. Thompson served as Senior Vice President and Chief Information Officer for Oracle Corporation. Mr. Thompson was Senior Vice President and Chief Information Officer at PeopleSoft, Inc. from 1998 to 2005, prior to its acquisition by Oracle Corporation. Mr. Thompson began his career as an officer in the U.S. Air Force as an Intelligence Systems Officer. Mr. Thompson studied computer science at American University. In determining Mr. Thompson’s qualifications to serve on our Board, the Board considered, among other things, Mr. Thompson’s significant experience in the technology industry and extensive operational experience in information technology systems optimization, which provide us with valuable insights into the information technology trends that affect our business.

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